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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-72235) pertaining to the Onyx Software Corporation 1998 Employee Stock Purchase Plan, the Amended and Restated 1994 Combined Incentive and Nonqualified Stock Option Plan and the 1998 Stock Incentive Compensation Plan of our report dated January 28, 2000, except for Note 14, as to which the date is March 1, 2000, with respect to the financial statements and schedule of Onyx Software Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

                                       ERNST & YOUNG LLP

Seattle, Washington
March 17, 2000